CHINA VANTAGEPOINT ACQUISITION COMPANY

OVER-ALLOTMENT OPTION EXERCISED BY UNDERWRITER

Miami, Florida, March 14, 2011 – China VantagePoint Acquisition Company (OTC Bulletin Board: CHVPF) (the “Company”) announced today that EarlyBirdCapital, Inc., the underwriter for the Company’s initial public offering, exercised its over-allotment option in full for 412,500 units and purchased such units on March 11, 2011. Each unit sold by the Company consisted of one subunit and one-half of a warrant.  Each subunit consists of one ordinary share and one-half of a warrant. Each whole warrant entitles the holder to purchase one ordinary share at an exercise price of $5.00 per share.  The 3,162,500 units sold in the offering, including the 412,500 units subject to the over-allotment option, were sold at an offering price of $6.00 per unit, generating gross proceeds of $18,975,000 to the Company.

The Company also announced that separate trading of the subunits and warrants underlying the units will commence on March 15, 2011. The subunits and warrants will be quoted on the OTC Bulletin Board under the symbols CVPLF and CVPWF, respectively. Units not separated will continue to be quoted on the OTC Bulletin Board under the symbol CHVPF.

China VantagePoint Acquisition Company is a blank check company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an unidentified operating business.

Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th  Floor, New York, New York 10016.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.